Exhibit 99.1

ENERGY TRANSFER TO TRANSFER STOCK EXCHANGE LISTINGS TO TEXAS STOCK EXCHANGE

Trading tickers to remain unchanged
Dallas – September 10, 2026 - Energy Transfer LP (NYSE: ET) today announced it will transfer the listing of its common units from the New York Stock Exchange (NYSE) to the Texas Stock Exchange (TXSE). Energy Transfer expects its units to begin trading on the TXSE on October 5, 2026, under the current ticker symbol “ET”.
The move aligns Energy Transfer’s Texas-based legacy with TXSE’s technology-driven platform, creating opportunities to enhance value and support the partnership’s continued growth.
In addition, Energy Transfer’s Series I Preferred Units, which currently trade on NYSE, will also transfer to the TXSE. The preferred units are expected to begin trading on the TXSE on October 5, 2026, under the current symbol “ETprI”.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with approximately 140,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns the general partner interests, the incentive distribution rights and approximately 28 million common units (representing 15% of the aggregate outstanding common units and Class D units) of Sunoco LP (NYSE: SUN), the managing member interests in SunocoCorp LLC (NYSE: SUNC), and the general partner interests and approximately 46 million common units (representing 32% of the outstanding common units) of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Forward Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Contacts

Investor Relations:	Media Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795	Vicki Granado, 214-840-5820